UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2009

CryoPort, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-51578	88-0313393
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

20382 Barents Sea Circle, Lake Forest, California  92630

(Address of principal executive offices)                                                                                                                     (Zip Code)

Registrant’s telephone number, including area code (949) 470-2300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 1 4a- 12 under the Exchange Act (17 CFR 240.1 4a- 12)

[_] Pre-commencement communications pursuant to Rule 1 4d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))

[_] Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On February 19, 2009, the Registrant entered in to an Agreement entitled “Amendment to Debentures and Warrants, Agreement and Waiver” (the “Agreement”) restructuring Registrant’s debt with the institutional debt holders of the Registrant’s Original Issue Discount 8% Senior Secured Convertible Debentures, dated September 27, 2007 (the “September 2007 Debentures”)(aggregate principal amount equal to $4,707,705) and with the Registrant's debt holder of the Registrant’s Original Issue Discount 8% Secured Convertible Debentures, dated May 30, 2008 (the “May 2008 Debenture”)(aggregate principle amount equal to $1,250,000).  The September 2007 Debentures are held by Enable Growth Partners LP (“EGP”), Enable Opportunity Partners LP (“EOP”), Pierce Diversified Strategy Master Fund LLC, Ena (“Pierce”), and BridgePointe Master Find Ltd  (“BridgePointe”)(individually referred to as “Holder” and collectively as the “Holders”). The Agreements effective date is January 27, 2009.

In consideration for a six (6) month forbearance of principle and interest payments by Registrant to Holders, the following are the pertinent terms of the Agreement:

1.
The Registrant shall issue the 200,000 restricted shares of Registrant common stock to BridgePointe and 200,000 restricted shares of Registrant common stock collectively to EGP, EOP, and Pierce (collectively “Enable Funds”).

2.
Required within 9 months of the date of the Agreement, hold a shareholder’s meeting to put before the shareholders a proposal to increase the number of authorized shares from 125,000,000 to 250,000,000, with an acceleration to 90 days if the authorized but unissued shares falls below 5,000,000.

3.	Adjust the conversion price of the September 2007 Debentures and the May 2008 Debenture to $0.51.
4.	Interest payments from January 1, 2009 through July 1, 2009 shall be paid in Registrant common stock at the conversion rate of $0.40.
5.
The Holders collectively shall maintain an equity position of Registrant, in fully diluted shares, of 31.5%. Should the Holders’ equity position collectively become less than the 31.5%, Registrant shall issue warrants to each Holder, pro-ratably to bring Holders’ equity position back to 31.5%.

6.
Additional Covenants were attached to the September 2007 Debentures and the May 2008 Debenture until the Registrant raises an aggregate amount of $2,500,000 or June 30, 2009, whichever comes first, as follows:

a.	The Registrant shall maintain a minimum total cash balance of $85,000 through June 30, 2009;
b.	The Registrant shall have an average monthly cash burn of no more than $185,000 for the three months periods ending March 31, 2009 and June 30, 2009;
c.	The Registrant shall have a minimum current ratio of 1 to 1 from the February 19, 2009 through March 31, 2009 and a ratio of .8 to 1 for the period from April 1, 2008 through June 30, 2009;
d.	Accounts payable shall not exceed $310,000 from February 19, 2009 through March 31, 2009, and $340,000 from April 1, 2009 through June 30, 2009.
e.	Accrued Salaries shall not exceed $306,000 from the February 19, 2009 through March 31, 2009, and $360,000 from April 1, 2009 through June 30, 2009;
f.	The Registrant shall suspend all note payments from January 2009 through June 2009 under the Note Payable to Officer (as defined in the Registrant’s September 30, 2008 10Q);
g.
The Registrant shall not make any revisions to the terms of existing contractual agreements for the Notes Payable to Officer, Relate Party Notes Payable  (as defined in the Registrants September 20, 2008 10Q), and the Line of Credit (as defined in the Registrant’s September 30, 2008 10Q);

In addition, a separate Amendment of the Securities Purchase Agreement entered  into between Registrant and BridgePointe on May 30, 2008, (the “May 2008 Securities Purchase Agreement”) is amended to give the right to recommend for placement on the Registrant's Board of Directors, a nominee by either BridgePointe or BridgePointe’s investment manager Roswell Capital Partners LLC. Such a recommendation shall meet the Registrant’s requirements as set forth in the Registrant’s Bylaws, Compensation and Governance Committee Charter, and all applicable federal and state law. The nominee shall serve until such time the Registrant has paid six (6) consecutive monthly principal and interest payments in full and on time.

In addition, all outstanding Warrants (defined in the Securities Purchase Agreements dated September 27, 2007 and May 30, 2008), and all Warrants issued to Holders as consideration for the current or prior Amendments to the September 2007 Debentures and the May 2008 Debenture shall be Amended to have an exercise price of $0.60 (to the extent that such exercise price was previously above $0.60), and the expiration dates shall be extended to January 1, 2014.

In addition, the Securities Agreement, dated September 27, 2007 and all UCC-1 filings made as required thereof, shall be amended to include each of the Registrant’s current and future Patents and Trademarks. In addition Registrant shall file notice of the Assignment for Security of the Registrant’s currant and any future Patents and Trademarks with the United States Patent and Trademark Office.

Attached is Amendment to Debentures and Warrants, Agreement and Waiver, dated February 19, 2009 and effective January 27, 2009, and the related press release.

4.1.4 Amendment to Debentures and Warrants, Agreement and Waiver, dated February 19, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CryoPort, Inc. (Registrant)

Date: February 25, 2009	By:	/s/ Larry Stambaugh
Larry Stambaugh,
Chief Executive Officer, President